SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) dated as of April 9, 2011, among American Autogard LLC (the “New Guarantor”), an indirect subsidiary of RBS GLOBAL, INC. (or its successor), a Delaware corporation (the “Company”), the Company, REXNORD LLC, a Delaware limited liability company, f/k/a REXNORD CORPORATION, a Delaware corporation (“Rexnord” and, together with the Company, the “Issuers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 21, 2006, providing for the issuance of the Issuers' 11¾% Senior Subordinated Notes due 2016 (the “Securities”), initially in the aggregate principal amount of $300,000,000;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers' Obligations under the Securities and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, for purposes of clarification, after the date of this Sixth Supplemental Indenture, the Guarantors under the Indenture will be the following entities: The Falk Service Corporation, Prager Incorporated, PT Components, Inc., RBS Acquisition Corporation, RBS China Holdings, L.L.C., Rexnord Industries, LLC, Rexnord International Inc., Rexnord-Zurn Holdings, Inc. (formerly Jacuzzi Brands, Inc.), OEI, Inc., OEP, Inc., Krikles, Inc., Zurco, Inc., Zurn International, Inc. (formerly Zurn (Cayman Islands), Inc.), Zurn Pex, Inc., Environmental Energy Company, HL Capital Corp., Sanitary-Dash Manufacturing Co., Inc., Zurn Industries, LLC, GA Industries Holdings, LLC, GA Industries, LLC, Rodney Hunt Company, Inc., and American Autogard LLC; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Sixth Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of each other and the holders of the Securities as follows:

1.             Defined Terms.  As used in this Sixth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Sixth Supplemental Indenture refer to this Sixth Supplemental Indenture as a whole and not to any particular section hereof.

2.             Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuers' Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Articles 11 and 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.             Notices.  All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

4.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5.             Governing Law.  THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.             Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture.

7.             Counterparts.  The parties may sign any number of copies of this Sixth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.             Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

American Autogard LLC
By:	/s/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

RBS GLOBAL, INC.
By:	/s/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

REXNORD LLC
By:	/s/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE
By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President